AGREEMENT

This Agreement (“Agreement”) made and entered on the 22nd day of March, 2006, by and between

WICENET Limited, a company organized and existing under the laws of Republic of India and having its registered office at #301, Mayfair Court, 266/3, Nachiket Park, Baner, Pune, 411 045, India, in the State of Maharastra, India (hereinafter referred to as “WICENET” which expression shall include its successors and permitted assigns); and

Nayna Networks, Inc., a Nevada corporation with its principal office at 4699 Old Ironsides Drive, Santa Clara, CA 95054, together with its subsidiary, Nayna Networks (India) Pvt. Ltd., with its principal office at E-401, Crystal Plaza, New Link Road, Andheri (West), Mumbai, 400 053 India (hereinafter referred to as “Nayna” which expression shall include its successors and permitted assigns).
WITNESSETH

WHEREAS WICENET is a service provider and systems integrator for multimedia services such as triple play, e-learning, gaming, video on demand, IPTV, High Definition TV, personal recorder, and VoIP communications; and

WHEREAS Nayna is a telecom equipment and network product design and development, manufacturing, system integration and marketing company offering Telecom Products and Services and specializing in the design and development of wide range of telecom equipments, including, but not limited to, different types of Transmission and Access products based on optical and copper media; and

WHEREAS WICENET intends to submit proposals in connection with opportunities related to multimedia services to Customers in India and other countries; and

WHEREAS WICENET desires to obtain from Nayna Network System Solutions for its multimedia services and other assistance as the case may arise; and

WHEREAS it is considered desirable to record the terms of the agreement between the parties;

NOW, THEREFORE IN THE SPIRIT OF MUTUAL TRUST, MUTUAL BENEFITS AND EQUALITY, BOTH PARTIES HERETO AGREES AS FOLLOWS:

1. -
Nayna will act as the exclusive Network Systems Solutions & equipment provider for the sub systems outlined in Appendix A that are required by WICENET to deploy its multimedia services. The parties will agree on a case by case basis on the cost to WICENET for this equipment. The expected cost of this equipment is in the range of $350 to $400 per user, including a handling fee to Nayna of approximately 5%.

2. -	Nayna will provide WICENET with technical support as requested for its deployment of multimedia services. This technical support will be priced on an hourly basis to be determined between the parties.
3. -	Nayna will perform a network utilization study for each system deployed as the number of users increases by 25% beyond the initial forecasted deployment.

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4. -
Nayna also agrees to provide co-marketing support to WICENET up to $35,000 per month for the first three months. Progress will be evaluated after three months, and if sales targets are met, Nayna will provide co-marketing support for an additional three months. After that, WICENET will repay this amount over the next six months plus 6% interest.

5. -
WICENET will assume the lead responsibility for its proposals to Customers. Nayna shall provide input to the WICENET proposal, including, but not limited to, Network diagrams, Band Width allocations, Equipment interconnection diagrams, Power Plant details, Network Management methodologies, equipment specifications, delivery schedule, and pricing.

6. -
WICENET shall be responsible for the network rollout and deployment of each project, including installation and commissioning. WICENET shall also be responsible for any civil works or other activity required to realize a suitable infrastructure for the project.

7. -	WICENET will provide the necessary support to Nayna to enable it to secure the financing for manufacturing and system integration required in the Agreement.
8. -
For each project, WICENET agrees to enter into a Managed Services and Systems Maintenance Agreement with Nayna for a period of at least two years after the commissioning of a project. Terms of this will be detailed in a separate agreement

9. -
A sales forecast for the first 12 months is included in Appendix B. WICENET will commit to this forecast and will be responsible for ordering this quantity of equipment from Nayna. WICENET will provide Nayna with a corporate guarantee to this effect.

10. -	Nayna will invoice WICENET upon shipment of equipment to WICENET with payment terms of net 90 days. Nayna will invoice WICENET monthly for all other items and payment terms will also be net 90 days.
11. -
Except as terminated by either party as result of breach of this Agreement or by insolvency, bankruptcy or liquidation of the other party, this Agreement shall be effective from the date and year hereinabove and valid for one year. After that period, the Agreement shall automatically extend for additional one year periods, unless either party gives ninety days written notice that it intends to terminate the Agreement.

12. -
The parties hereto shall be deemed to be independent contractors, and the employees of one shall not be deemed to be employees of the other. Neither party shall act as the agent of the other, nor have the authority to bind the other party. Nothing contained in this Agreement will be construed to make a company, partnership or joint venture between the parties.

13. -
All costs and expenses to be incurred by either party in connection with the efforts to arrive at this Agreement will be borne and paid independently by each party incurring the respective expenses, except for those expenses which are explicitly and mutually agreed to in advance to be shared between the Parties.

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14. -
In no event will either Party be liable to the other Party for indirect, special, incidental, punitive or consequential damages in connection with this Agreement including, but not limited to loss of profit, loss of turnover, loss of business opportunity, etc.

15. -
Neither party may assign its rights, title, benefits, interests, obligations and liabilities in this Agreement to any third party without the prior approval of the other party except that either party may, with prior notice to the other party, assign its rights, title, benefit, interests, obligations and liabilities in either this Agreement or other agreements contemplated hereunder to any of its affiliates and either party shall have the right to assign this Agreement in connection with a sale of its business, in whole or in part, to which the Agreement relates provided such entity is not a competitor of the non-assigning party without the consent of the non-assigning party. All other assignments require the prior consent of the other party, which consent shall not be unreasonably withheld.

16. -
During the development of any WICENET Proposal, it is anticipated that information of a confidential and proprietary nature ("Information") will be mutually exchanged. The parties agree that all Information will remain the property of the disclosing party and will be kept in strict confidence by the receiving party. Information exchanged between the parties will not be divulged or disclosed to any third party or reproduced without the written permission of the disclosing party, and will, if in tangible form, be returned to the disclosing party upon request.

17. -
Neither Party shall be liable for any failure or delay in its performance under this Agreement that is a result of causes that are beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, labour disputes, and governmental actions, provided that the Party delayed in its performance (the "Delayed Party"): (a) gives the other Party prompt written notice of the delay and its cause, but in any event gives such notice within fifteen (15) Days of the discovery of the delay; and (b) uses commercially reasonable efforts to correct such failure or delay in its performance. The time for performance or cure by the Delayed Party under this Section shall be extended for a period equal to the duration of the delaying cause or for sixty (60) Days, whichever period is shorter. Lack of funds to make any payment due hereunder shall not be deemed to be beyond a Party's reasonable control.

18. -
In the event of any dispute in connection with this Agreement, the parties shall make every effort to reach an amicable settlement. Failing such amicable settlement the dispute shall be referred to an Arbitrator acceptable to both the parties for arbitration and the decision of the sole arbitrator shall be final and binding on both the parties. The arbitration proceedings shall be held under the rules of the United Nations Commission on International Trade Law (UNCITRAL). The venue of the arbitration shall be India.

19. -	The applicable substantive law shall be Indian Law.
20. -	This Agreement states the entire understanding between the parties and supersedes any prior understanding, commitments or agreements, oral or written, with respect to the subject matter hereof.

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In Witness whereof both parties hereto have executed this Agreement as of the date and year first above written.

For and on behalf of	For and on behalf of
WICENET Limited	Nayna Networks, Inc.

/s/ Balasahab Kadam	/s/ Suresh R Pillai
By: Balasahab Kadam	By: Suresh R Pillai
Chairman	Vice President & MD

Date:	Date:

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APPENDIX A

Tentative List of equipment to be provided by Nayna

Set Top Boxes
ADSL+2 Modems
DSLAMs
L3/L4 Switches
Internet Routers
Firewalls
Content Servers
SDH Multiplexers
Element Management Systems
Power Plants

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APPENDIX B

Market Projection

May 2006: 1 system for 2,000 users; full installation and deployment in 6 months (Purchase order issued in April 2006)
July - Aug 2006: 1 system for 5,000 users; full deployment in 6 months
Nov. 2006 - Jan 2007: 1 system for 10,000 users; full deployment in 9 months
Feb. 2007 - Apr. 2007: 1 system for 15,000 users; full deployment in 9 months

It is expected that the total value of this Agreement (equipment and system integration) to Nayna through March 2007 will be approximately $12 million.

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